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                                                                       EXHIBIT 2

                                                                  CONFORMED COPY





                                 April 25, 1980




Mr. Burton Andrew Dole, Jr.
16 Captain Forbush
Acton, Massachusetts  01720

Dear Mr. Dole:

                 Pursuant to authorization of its Board of Directors (the "Board"), Puritan-Bennett Corporation ("Puritan-Bennett") hereby agrees to employ you as chief executive officer of Puritan-Bennett and by your acceptance hereof you hereby accept such employment, upon the terms and conditions hereinafter set forth.

                 1.       Term, Compensation and Services

                 1.1 The term of your employment pursuant to this agreement shall commence within 30 days after this date on a date convenient to you and shall expire, subject to earlier termination of employment as hereinafter provided, five years thereafter. On each anniversary date of the commencement of your employment the term of your employment shall be automatically extended for an additional one-year period unless, on or prior to any such anniversary date your employment shall have been terminated as hereinafter provided.

                 1.2 During the term of your employment, you will be compensated at the annual rate as may from time to time be fixed by resolution of the Board, provided, however, that your annual rate of compensation shall in no event be less than $120,000, and provided further that such minimum annual rate may be increased by resolution of the Board which resolution shall be binding on Puritan-Bennett for the remaining term of this agreement. Your annual compensation shall be payable semi-monthly and you shall be reimbursed for business, travel and entertainment expenses in accordance with Puritan-Bennett's prevailing policies. In its discretion the Board may pay you additional salary or
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Mr. Bert Dole
April 25, 1980
Page 2

bonuses, and, of course, Puritan-Bennett will observe the provisions of its letter to you dated April 19, 1980.

                 1.3 You agree to devote your full business time and efforts to the rendition of such services to Puritan-Bennett as may be designated by the Board, subject, however, to temporary illness and customary vacations. You will at all times be subject to the direction and supervision of the Board. You may devote a reasonable amount of time to civic and community affairs but shall not perform services during the term of your employment for any other business organization in any capacity without the prior consent of the Board.

                 2.       Termination

                 2.1 Your employment shall be subject to termination by Puritan-Bennett at any time for cause if you shall fail in any material respect to perform your duties hereunder other than by reason of illness, shall breach any provision hereof in any material respect, or shall engage in any dishonest or fraudulent acts or conduct in the performance of your duties to Puritan-Bennett. In addition, your employment hereunder shall terminate upon your resignation or retirement from employment, whether voluntary or in accordance with any prevailing retirement policy of Puritan-Bennett. Upon any termination under this paragraph 2.1 all obligations of Puritan-Bennett hereunder shall immediately terminate and, without limiting the foregoing, Puritan-Bennett shall have no obligation under this agreement to make payments to you in respect of any period subsequent to such termination.

                 2.2 Your employment shall be subject to termination by Puritan-Bennett at any time without cause by notifying you in writing of such termination not less than ten days prior to the effective date thereof. Upon any termination of employment pursuant to this paragraph 2.2, Puritan-Bennett shall be obligated to pay to you, or to your estate if you shall not be living, the amount of compensation, at the minimum annual rate then in effect, which would have otherwise been payable to you for the remaining term of this agreement assuming no further extensions of the term of employment hereunder pursuant to paragraph 1.1 hereof. The total amount owing to you or your estate under this paragraph 2.2 shall be paid in not more than ninety equal monthly installments as the Board, in its discretion, may determine. Installment payments shall commence as soon as practicable following the effective date of termination and shall not bear interest. For purposes of this paragraph 2.2 any material breach by Puritan-Bennett of its obligations hereunder which are not cured after thirty days written notice given to Puritan-Bennett by you, may, at your option, be treated by you as a termination of your employment without cause.

                 2.3 You shall have the option to terminate your employment hereunder in the event that: (i) Puritan-Bennett shall merge or consolidate with any other corporation(s)
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Mr. Bert Dole
April 25, 1980
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wherein Puritan-Bennett shall not be the surviving corporation; (ii)
Puritan-Bennett shall liquidate or dissolve or shall sell, transfer or otherwise dispose of substantially all of its properties, business and assets; or (iii) any other corporation, person, entity or group thereof acting in concert shall directly or indirectly acquire control of voting stock of Puritan-Bennett representing 50% or more of all voting stock of Puritan-Bennett, provided that appointment as a proxy for purposes of voting shares at any meeting of stockholders shall not be considered to be a direct or indirect acquisition of control of the shares subject to such proxy. Upon occurrence of any of the foregoing events and you shall have a period of ninety days thereafter to exercise the termination option herein provided by giving written notice of such exercise to Puritan-Bennett. If you shall exercise such option by reason of an event or events specified in the foregoing clause (i) or clause (ii) of this paragraph 2.3, Puritan-Bennett shall be obligated to pay to you such amount in such manner as in the event of a termination without cause pursuant to paragraph 2.2 hereof. If you shall exercise such option by reason of the event specified in the foregoing clause (iii) of this paragraph 2.3, Puritan-Bennett shall be obligated to pay to you, in not more than fifty-four installments, an amount equal to three years' compensation at the minimum annual rate then in effect. Installment payments hereunder shall commence as soon as practicable following exercise of the termination option and shall not bear interest.

                 2.4 In the event of your death prior to the effective date of any termination of your employment pursuant to paragraph 2.1, 2.2 or
2.3 hereof, Puritan-Bennett shall be obligated to pay to your estate, in not more than thirty-six monthly installments, an amount equal to two years' compensation at the minimum annual rate in effect hereunder at the date of death. Installment payments shall commence as soon as practicable following the date of death and shall not bear interest.

                 2.5 In no event shall any termination of your employment under any provision of this agreement relieve you from complying fully with your agreements set forth in paragraph 3.1 hereof.

                 3.       Non-Competition Agreement

                 3.1 During the term of your employment and for a period of sixty months following termination of employment for any reason, or following expiration of the term hereof, you agree that you will not: (i) directly on indirectly compete with Puritan-Bennett, or engage in or act as an officer or director, or on an individual basis as an employee or an agent of any entity which is engaged in any business in which Puritan-Bennett is engaged at the time of such termination; or (ii) divulge to anyone any trade secret or corporate information concerning Puritan-Bennett or otherwise use any such information to the detriment of Puritan-Bennett.
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Mr. Bert Dole
April 25, 1980
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                 3.2      The foregoing paragraph 3.1 shall not prohibit you
from investing in any securities of any corporation whose securities, or any of them, are listed on a national securities exchange or traded in the over-the-counter market if you shall own less than 3% of the outstanding voting stock of the corporation.

                 4.       General Provisions

                 4.1 In the event you shall inquire, by written notice to Puritan-Bennett, whether any proposed action on your part would be considered by Puritan-Bennett to be prohibited by or in breach of the terms hereof, Puritan-Bennett shall have forty-five days after the giving of such notice to express in a writing to you its position with respect thereto, and in the event such writing shall not be given to you, such proposed action (as set forth in your notice to Puritan-Bennett) shall not be a violation of or in breach of the terms hereof.

                 4.2 Except as context otherwise requires, references herein to Puritan-Bennett shall include its subsidiaries, references to the Board shall include committees thereof to the extent that any applicable powers of the board are or shall be delegated to any such committees, and references to the term of your employment shall include all periods of extension subsequent to the initial term hereof.

                 4.3 The terms and conditions hereof shall constitute the entire agreement between the parties and shall supersede all prior written or oral understandings between you and Puritan-Bennett, except for its letter to you dated April 19, 1980. The agreement may not be amended or altered except in a writing signed by the parties and approved by a resolution of the Board. Neither party may assign its rights hereunder without the written consent of the other.

                 4.4 All notices required or permitted to be given pursuant to this agreement shall be given in writing, if to you, then at the address set forth at the beginning hereof; and, if to Puritan-Bennett, then to the Secretary of Puritan-Bennett at Puritan-Bennett's corporate
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Mr. Bert Dole
April 25, 1980
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office.  All notices shall be deemed to have been given when delivered in person or, if mailed, 48 hours after depositing same in the United States mail, properly addressed, and postage prepaid.


                                        Very truly yours,

                                        PURITAN-BENNETT CORPORATION


                                        By    /s/ John B. Francis
                                              Chairman of the Board


Acceptance:

The foregoing terms and conditions
are accepted and agreed to effective
this 25th day of April, 1980.



/s/ Burton Andrew Dole, Jr.
Burton Andrew Dole, Jr.